As filed with the Securities and Exchange Commission on April 21, 2015

Registration No. 333-190719

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO FORM S-1
ON
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETWORK-1 TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	11-3027591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Park Avenue, Suite 912
New York, New York 10022
(212) 829-5770

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Corey M. Horowitz
Chairman and Chief Executive Officer
445 Park Avenue, Suite 912
New York, New York 10022
(212) 829-5770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sam Schwartz, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
(212) 752-1000

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon ﬁling with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement ﬁled pursuant to General Instruction I.D. ﬁled to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_____________________________________

Explanatory Note:

This Post-Effective Amendment No. 3 on Form S-3 relates to the registration statement on Form S-1 (File No. 333-190719) of Network-1 Technologies, Inc. (the “Company”) that was declared effective by the Securities and Exchange Commission on October 17, 2013 (the “Registration Statement”). The Company is filing this Post-Effective Amendment No. 3 to the Registration Statement pursuant to the undertakings in Item 17 of the Registration Statement to include the audited financial statements  and other information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 5, 2015.  The Company became eligible in November 2014 to utilize Form S-3 for this purpose as a result of the listing of its shares of common stock on the NYSE MKT.   Pursuant to Rule 429 under the Securities Act, the prospectus included in this Post-Effective Amendment relates to shares of common stock of the Registrant previously registered, as follows:  (1) upon the original filing of this registration statement on Form S-1; (2) under the registration statement on Form SB-2 (No. 333-143710); and (3) under the registration statement on Form S-2 (No. 333-126013), and constitutes a post-effective amendment to such registration statements.  This post effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8 of the Securities Act.

All fees for shares registered on this Post-Effective Amendment No. 3 were previously paid upon the filing of the Registration Statement covering such shares.

_____________________________________

ii

SUBJECT TO COMPLETION, DATED APRIL 21, 2015
PROSPECTUS
NETWORK-1 TECHNOLOGIES, INC.
4,329,186 shares of Common Stock

This prospectus covers the resale by the selling stockholders listed on pages 17 to 19 of this prospectus of up to 4,329,186 shares of our common stock, $.01 par value, which include:

●
750,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of common stock (issued as a result of exercise of a warrant) issued to three holders in connection with our acquisition of a patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013; and

●	3,079,186 shares of common stock owned by our Chairman and Chief Executive Officer and related parties.

We will not receive any proceeds from the sale of these shares of common stock.  We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.  This offering is not being underwritten.  The selling stockholders may sell the shares of common stock from time to time on the NYSE MKT LLC (NYSE MKT) with the methods and on the terms described in the section of this prospectus entitled “Plan of Distribution” on pages 19-21.

Our common stock is traded on the NYSE MKT under the symbol “NTIP”.  On April 20, 2015, the closing price of our common stock, as reported on the NYSE MKT, was $2.29 per share.

The securities offered in this prospectus involve a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” on pages 7-16 of this prospectus and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus, to read about important factors you should consider before buying shares of our common stock.

_____________________________________

The information in this prospectus is not complete and may be changed.  The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and neither we nor the selling stockholders named in this prospectus are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_____________________________________

The date of this prospectus is _________________, 2015

TABLE OF CONTENTS

 PAGE

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
PROSPECTUS SUMMARY	5
OUR COMPANY	6
RISK FACTORS	7
USE OF PROCEEDS	17
SELLING STOCKHOLDERS	17
PLAN OF DISTRIBUTION	19
DESCRIPTION OF SECURITIES	21
LEGAL MATTERS	24
EXPERTS	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplements, together with additional information described below under the caption "Where You Can Find More Information" and "Incorporation by Reference of Certain Documents." You should also carefully consider, among other things, the matters discussed in the section entitled "Risk Factors."

We are responsible for the information contained and incorporated by reference in this prospectus and any applicable prospectus supplements.  We have not authorized any other person to provide information different from that contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of our common stock in any circumstances under which or in any jurisdiction in which the offer or solicitation is unlawful.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the “Company”, “we”, “us”, and “our” are to Network-1 Technologies, Inc., a Delaware corporation, and its wholly-owned subsidiary, Mirror Worlds Technologies, LLC.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a post-effective amendment to a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”).  This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or at our website at http://www.network-1.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this prospectus.  These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements.  Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.  Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules.

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 5, 2015;

●	our Current Reports on Form 8-K filed on January 12, 2015, January 16, 2015, March 6, 2015 and March 10, 2015; and

●
the description of our common stock incorporated by reference in our registration statement on Form 8-A (filed October 7, 1998), and any subsequent amendment or report filed with the SEC for the purpose of updating such description.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this post-effective amendment to the registration statement and between the date of this prospectus and the termination of the offering, except that unless otherwise expressly incorporated herein, any Current Report on Form 8-K or any portion of any Current Report on Form 8-K that is furnished but not filed shall not be incorporated by reference herein.

You may request a copy of any document incorporated by reference in this prospectus without charge by writing or calling us at:

Network-1 Technologies, Inc.
445 Park Avenue, Suite 912
New York, New York 10022
Attn: Corey M. Horowitz
(212) 828-5770

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by, and information available to, our management. Statements containing terms such as “believes”, “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions it considers reasonable, has compiled these forward-looking statements.  Such statements reflect our current views with respect to future events.  These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this prospectus, including under “Risk Factors”.  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the information incorporated by reference in this prospectus, including our consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Offering

Common stock offered by the selling stockholders:	4,329,186 shares of our common stock, including (i) 750,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of our common stock (issued as a result of exercise of a warrant) issued to three holders in connection with our acquisition of the patent portfolio and other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013 and (ii) 3,079,186 shares of our common stock owned by our Chairman and Chief Executive Officer and related parties.

Common stock outstanding before and after this offering:	23,451,085(1) 24,201,085(2)

Use of proceeds:
We will not receive any proceeds from the sale of shares of our common stock in this offering by the selling stockholders.  We will receive proceeds of $1,312,500 if the warrants to purchase shares of our common stock in this offering are exercised in full by the selling stockholders.

NYSE MKT symbol:	NTIP

Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the section entitled “Risk Factors” on pages 7-16 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)   The number of outstanding shares of our common stock before the offering is based upon 23,451,085 shares of our common stock outstanding as of April 15, 2015.

(2)   The number of shares of our common stock outstanding after the offering is based upon 23,451,085 shares of our common stock outstanding as of April 15, 2015 and assumes the exercise in full of the warrants to purchase 750,000 shares of our common stock being offered by this prospectus.

OUR COMPANY

Our principal business is the development, licensing and protection of our intellectual property assets.  We presently own twenty-four (24) patents that relate to various technologies including patents covering (i) the delivery of power over Ethernet cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further action to be performed based on such identification; and (iv) systems and methods for the transmission of audio, video and data in order to achieve high quality of service (QoS) over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.

We have been actively engaged in the licensing of our patent (U.S. Patent No. 6,218,930) covering the delivery of power over Ethernet cables (the “Remote Power Patent”).  As of April 15, 2015 we have entered into seventeen (17) license agreements with respect to our Remote Power Patent.

Our acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as we have achieved with respect to our Remote Power Patent.  Our Remote Power Patent has generated licensing revenue in excess of $70,000,000 from May 2000 through December 31, 2014.  In 2013, we acquired, through Mirror Worlds Technologies, LLC, our wholly-owned subsidiary, nine issued United States patents and five pending applications previously owned by Mirror Worlds, LLC, covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (these  patents and subsequently issued related patents are hereinafter referred to as the “Mirror Worlds Patent Portfolio”).  During 2013 we also acquired, from Dr. Ingemar Cox, four patents (as well as a pending patent application) pertaining to enabling technology for identifying media content on the Internet (these patents and subsequently issued related patents are hereafter referred to as the “Cox Patent Portfolio”).

In addition, we continue to seek to acquire additional intellectual property assets to develop, commercialize, license or otherwise monetize such intellectual property.  Our strategy includes working with inventors and patent owners to assist in the development and monetization of their patented technologies.  We may also enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may differ depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture with such third party or others for the purpose of monetizing their intellectual property assets.

We have several pending patent infringement litigations, involving each of our primary patents or portfolios – our Remote Power Patent, the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property assets and to consummate license agreements with respect to our intellectual property assets as well as our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.  The complexity of patent law and the inherent uncertainty of litigation creates risks that our efforts to protect our intellectual property assets, or those of our strategic partners, may not be successful.  We cannot be assured that our intellectual property assets will be upheld, or that third parties will not invalidate such intellectual property assets.  In addition, we may not be able to (i) acquire additional intellectual property assets or successfully license such assets or (ii) successfully enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

We were incorporated under the laws of the State of Delaware in July 1990.  Our principal offices are located at 445 Park Avenue, Suite 912, New York, New York 10022 and our telephone number is (212) 829-5770.  Our website can be found at http://www.network-1.com.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed in the section entitled “Special Note Regarding Forward-Looking Statements” on page 4.

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations.  The following highlights some of the factors that have affected, and in the future could affect, our operations.

Our operating history makes it difficult to evaluate our current business and future prospects as well as the effectiveness of our business model.

We acquired our first patent assets (which included our Remote Power Patent) in November 2003 and first generated revenue from our Remote Power Patent in May 2007.  We next acquired patent assets in 2013.  Our strategy is to acquire high quality patents that management believes have the potential to generate significant licensing opportunities as has been the case with our Remote Power Patent. Our Remote Power Patent has generated revenue in excess of $70,000,000 from May 2007 through December 31, 2014. We have not yet generated any revenue from our patent assets besides our Remote Power Patent.  Accordingly, we have a limited track record in executing our business model and strategy in the patent licensing and enforcement business.  Our future success depends upon our ability to protect our Remote Power Patent, successfully monetize our Cox Patent Portfolio and the Mirror Worlds Patent Portfolio and acquire and successfully monetize additional patent assets.  In light of our limited track record to date, the uncertainty of patent litigation, the significant time and resources needed to successfully monetize patent assets and the competition faced by us to acquire patent assets, there is a significant risk that we may not be able to grow our revenue and profit and successfully implement our business model.

Our success is dependent upon our ability to protect our patents.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights.  We currently own twenty-four (24) patents that relate to various technologies including (i) our Remote Power Patent covering the delivery of power to certain devices over PoE networks, (ii) our Mirror Worlds Patent Portfolio relating to foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system, (iii) our Cox Patent Portfolio relating to identification of media content and (iv) patents covering the transmission of audio, voice and data in order to achieve high quality of service (QoS) over computer and telephony networks.  On May 22, 2014, the Patent Trial and Appeal Board

(PTAB) of the USPTO issued its Final Written Decision in the Inter Partes Review proceeding in our favor, rejecting the challenge of Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. (collectively the “Petitioners”) that sought to cancel certain claims of our Remote Power Patent as unpatentable.  On July 24, 2014, the Petitioners in the IPR proceeding filed a Notice of Appeal of the Patent Board’s decision to the United States Court of Appeals for the Federal Circuit.  In the event the decision of the PTAB is reversed by the United States Court of Appeals for the Federal Circuit and our Remote Power Patent is ultimately determined to be invalid, such a decision would have a material adverse effect on our business, financial condition and results of operations as our entire revenue stream is dependent upon the continued validity of our Remote Power Patent.  On October 14, 2014, the USPTO issued a Reexamination Certificate rejecting a challenge to the patentability of our Remote Power Patent.  The Reexamination Certificate confirms the patentability of the challenged claims of the Remote Power (claims 6, 8 and 9) without any amendment or modification.  The USPTO also allowed fourteen (14) new claims, bringing the total claims in the Remote Power Patent to twenty-three (23) claims.  No claims were rejected.  However, the validity of our Remote Power Patent and other patents acquired by us as part of the acquisition of the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio is currently being challenged in patent infringement litigation pending in the courts and at the USPTO.  We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property assets.  The complexity of patent and common law and the uncertainty of the outcome of litigation create risk that our efforts to protect our intellectual property assets may not be successful.  We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent assets.  If our intellectual property assets are not upheld, particularly our Remote Power Patent, such an event would have a material adverse effect on our business, financial condition and results of operations.

If we are unsuccessful in legal proceedings involving our intellectual property, including if any of the claims of defendants to invalidate our patents are successful, such a result would have a material adverse effect on our business.

We currently have several litigations pending in the courts against parties whom we believe require a license to our patents including (i) litigation against ten (10) data networking equipment manufacturers commenced in September 2011 relating to our Remote Power Patent, (ii) litigation against Apple Inc., Microsoft, Inc. and several other major computer systems manufacturers commenced in May 2013 with respect to the Mirror Worlds Patent Portfolio and (iii) two litigations against Google Inc. and YouTube, LLC with respect to our Cox Patent Portfolio.  In addition, in the future we may commence patent litigation against third parties alleging infringement of our patents.  Patent litigation is inherently risky and the outcome is uncertain.  The defendants in our pending litigations are all large, well-financed companies with substantially greater resources than us. We may not be successful in such litigation and the outcome of such litigation could be harmful to us.  In addition, it is customary for defendants in patent litigation to assert claims seeking to invalidate our patents, as is the case with respect to our pending patent litigations.  If we are unsuccessful in enforcing and validating our patents and/or if third party claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies. Furthermore, then existing licensees of our patents may no longer be obligated to pay royalties to us.  Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe, would have a material adverse effect on our business, financial condition and results of operations.

Our revenue and profit is currently dependent upon the continued validity of our Remote Power Patent.

All of our revenue to date has been generated by our Remote Power Patent.  We currently have twelve (12) license agreements pursuant to which licensees have an obligation to pay us royalties on an ongoing basis.  Such royalty bearing licenses include, among others, agreements with Cisco Systems, Inc., Microsemi Corporation, Netgear, Inc., Motorola Solutions, Inc., and NEC Corporation.  The obligation of licensees of our Remote Power Patent to continue to make royalty payments to us is contingent upon the continued validity of our Remote Power Patent.  The validity and infringement of our Remote Power Patent is currently at issue in our pending litigation against ten (10) data equipment manufacturers in Tyler, Texas.  In addition, the validity of our Remote Power Patent is also at issue with respect to an ex parte reexamination and Covered Business Method Review (CBM) Petition pending at the USPTO.  In the event our Remote Power Patent is determined to be invalid, licensees of our Remote Power Patent would have no further obligation to make royalty payments to us which would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to capitalize on our strategy to acquire high quality patents with significant licensing opportunities or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

Based upon the success we have achieved to date from licensing our Remote Power Patent, the acquisition of an aggregate of thirteen (13) additional patents in 2013 and an aggregate of six new patents issued to us by the USPTO in 2014 and 2013, we believe we have the expertise and sufficient capital to compete in the intellectual property monetization market and to enter strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  However, we may not be able to acquire additional intellectual property or, if acquired, we may not achieve material revenue or profit from such intellectual property.  Acquisitions of patent assets are competitive, time consuming, complex and costly to consummate.  Our strategy is to focus on acquiring high quality patent assets which management believes have the potential for significant licensing opportunities.  These high quality patent opportunities are difficult to find and are often very competitive to acquire.  In addition, such acquisitions present material risks.  Even if we successfully acquire additional patent assets, such as our acquisition in 2013 of the Cox Patent Portfolio and Mirror Worlds Patent Portfolio, we may not be able to achieve significant licensing revenue or even generate sufficient revenue related to such patent assets to offset the acquisition costs and the legal fees and expenses which may be incurred to enforce, license or otherwise monetize such patents.  In addition, we may not be able to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property and, even if we consummate such strategic relationships, we may not achieve material revenue or profit from such relationships.

We are largely dependent upon our license agreement with Cisco for a significant portion of our royalty revenue.  The loss of Cisco as a licensee would have a material adverse effect on our business.

Cisco Systems, Inc. accounted for 87%  (including the additional revenue from our Cisco audit – see Note L to our financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference in this prospectus) and 77% of our revenue for the years ended December 31, 2014 and December 31, 2013, respectively.  In accordance with our Settlement and License Agreement, dated May 25, 2011, with Cisco (the “Agreement”), Cisco is obligated to pay us royalties on a quarterly basis (which began in the first quarter of 2011 and continues through the full term of our Remote Power Patent which expires in March 2020) based on its sale of PoE products in the United States, up to the maximum royalties per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent (March 2020).  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent.  The actual royalty payments may be less than the caps stated above, as was the case for 2013 and prior years.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, annual royalties from Cisco are anticipated to be highest in the first quarter and decline for each of the remaining quarters of the year.  However, in 2014 we had greater royalty revenue from Cisco in the second quarter compared to the first quarter because we recorded additional royalty revenue from Cisco in the second quarter as a result of our audit of Cisco for the years ended December 31, 2013 and December 31, 2012.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  In addition, if our Remote Power Patent is declared invalid, Cisco would have no further obligation to pay us royalties.  The aforementioned event would have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in enforcing or defending our Mirror Worlds Patent Portfolio or Cox Patent Portfolio.

We acquired our Mirror Worlds Patent Portfolio and Cox Patent Portfolio in 2013, which together currently consist of eighteen (18) patents.  We have not yet achieved any revenue from either the Mirror Worlds Patent Portfolio or the Cox Patent Portfolio.  We are currently enforcing patents within our Mirror Worlds Patent Portfolio and Cox Patent Portfolio against a number of defendants who are challenging these patents.  We may not be successful in enforcing or defending our Mirror Worlds Patent Portfolio or our Cox Patent Portfolio, which would have a negative impact on our future revenue growth and profits.

It may be difficult for us to verify royalty amounts owed to us under our license agreement with Cisco and our other licensees, and this may cause us to lose potential revenue.

The standard terms of our royalty bearing license agreements require our licensees to report the sale of licensed products and report this data to us in most cases on a quarterly basis.  Although our standard license terms give us the right to audit books and records of our licensees to verify this information, audits can be expensive, time consuming, incomplete and subject to dispute.  From time to time, we may audit certain of our licensees (as we recently did with Cisco as referenced below) to verify independently the accuracy of the information contained in their royalty reports in an effort to decrease the likelihood that we will not receive the royalty revenues to which we are entitled under the terms of our license agreements.  However, we cannot give assurances that these audits will be frequent enough and/or effective to that end.  There is no certainty that we will receive additional royalty revenue from an audit and in some cases there may be an over-payment which will be credited against future royalties under our license agreements.

In late December 2013, we exercised our right to audit the royalties paid to us by Cisco for the years 2012 and 2013 (the “Audit Period”) in accordance with our May 2011 license agreement with Cisco.  As a result of the audit, Cisco agreed to pay us additional royalty payments pursuant to the May 2011 license agreement of $3,281,000 for the Audit Period and other periods covered by the license agreement. These additional aggregate royalty payments of $3,281,000 were all recorded as royalty revenue in the three month period ended June 30, 2014, at the time we completed our audit and additional royalty payments were agreed to by the parties.

Our current licenses for our Remote Power Patent may not continue to result in significant royalties and do not necessarily mean we will achieve additional license agreements.

For the year ended December 31, 2014 and December 31, 2013, we achieved royalty revenue of $12,309,000 (which included $3,281,000 of additional royalty payments from Cisco as a result of our audit) and $8,017,000, respectively.  We currently have royalty bearing license agreements for our Remote Power Patent with twelve (12) licensees including, among others, Cisco Systems, Inc., Netgear, Inc., Microsemi Corporation, Motorola Solutions, Inc. and NEC Corporation, pursuant to which such parties are obligated to pay us on-going royalties on a quarterly or annual basis.  Notwithstanding such royalty bearing license agreements, we may not continue to achieve significant royalty revenue from such license agreements.  Our failure to continue to achieve significant royalty revenue from our existing license agreements would have a material adverse effect on our business, financial condition and results of operations.  In addition, we may not be able to consummate additional licensing agreements resulting in material revenue with respect to our Remote Power Patent.

Our current licensing revenue depends upon the continued viability of the PoE market.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet (“PoE”) cables rather than by separate power cords.  As a result a wide variety of network devices, including IP telephones, wireless LAN access points, web-based network security cameras, data collection terminals and other network devices are able to receive power over existing data cables.  The failure of the PoE market to remain viable would have a material adverse effect on licensing revenue for our Remote Power Patent which is currently our sole patent generating licensing revenue.

A limited number of our licensees account for a significant portion of our total revenues.

One of our licensees, Cisco Systems, Inc. accounted for 87% (including the additional revenue from our Cisco audit) and 77% of our revenue for the years ended December 31, 2014 and December 31, 2013, respectively.  It is anticipated that a few licensees will continue to constitute a significant portion of our revenue for the foreseeable future.  To the extent such sales of PoE products by our significant licensees are adversely affected our revenues will be significantly impacted.

Our pending patent infringement litigations in the courts involving our Remote Power Patent, the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio may be time consuming and costly and we can provide no assurance that we will be successful.

We have a pending litigation in the United States District Court for the Eastern District of Texas, Tyler Division against ten (10) data networking equipment manufacturers for infringement of our Remote Power Patent.  A stay with respect to this litigation had been in effect since March 2013 while the Inter Partes Review proceeding was pending at the USPTO.  On September 11, 2014, we made a motion to reopen the case and lift the stay and the Court granted our motion on January 5, 2015.  In May 2013, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent, which was one of the nine patents acquired from Mirror Worlds LLC.  In April 2014 and December 2014, we initiated patent litigation in the United States District Court for the Southern District of New York against Google Inc. and YouTube, LLC for infringement of several of our patents within our Cox Patent Portfolio.

We anticipate that the above referenced litigations in federal court could continue for a number of years and while we have contingent legal fee arrangements with our patent litigation counsel in each litigation (excluding proceedings at the USPTO), we are responsible for a portion of the expenses which are anticipated to be material.  In addition, the time and effort required of our management to effectively pursue these litigations is likely to be significant and it may adversely affect other business opportunities.

We face intense competition to acquire intellectual property and enter into strategic relationships.

With respect to our ability to acquire additional intellectual property or enter into strategic relationships with third parties to monetize their intellectual property, we face considerable competition from other companies, many of which have significantly greater financial and other resources than we have.  The patent licensing and enforcement industry has grown significantly over the past several years and there has been an increase in the number of companies seeking to acquire intellectual property rights from third parties.  Companies including, among others, Acacia Research Corporation (NASDAQ:ACTG), Vringo, Inc. (NYSE MKT:VRNG), Intellectual Ventures, VirnetX Holdings Corp. (NYSE MKT:VHC), Marathon Patent Group, Inc. (NASDAQ:MARA) and RPX Corporation (NASDAQ:RPXC), seek to acquire or partner with third parties to license or enforce intellectual property rights.  It is expected that others will enter this market as well.  Many of these competitors have significantly greater financial and human resources than us.

We may also compete with strategic corporate buyers, litigation funding firms such as Burford Capital Limited, Fortress Investment Group, Gerchen Keller Capital, LLC, Parabellum Capital LLC and Bentham Capital LLC, venture capital firms and hedge funds for intellectual property acquisitions and licensing opportunities.  Many of these competitors have greater financial resources and human resources than us.

New legislation, regulations, court rulings or actions by the USPTO related to enforcing patents could adversely affect our business and operating results.

If new legislation, regulations or rules are implemented either by Congress, the USPTO or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our business, financial condition and results of operations.  United States patent laws were amended by the Leahy-Smith America Invents Act, or the America Invents Act, which became effective on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, it attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation and new administrative post-grant review procedures to challenge the patentability of issued patents outside of litigation, including Inter Partes Review (IPR) and Covered Business Method Review (CBM) proceedings which provide third parties a timely, cost effective alternative to district court litigation to challenge the validity of an issued patent.  The America Invents Act also changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities.  The America Invents Act and its implementation has increased the uncertainties and costs surrounding the enforcement of patent rights, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period.  Our revenue and net income was $12,309,000 and $1,766,000, respectively, for the year ended December 31, 2014 as compared to $8,017,000 and $1,016,000, respectively, for the year ended December 31, 2013.  Our revenue and net income was $8,698,000 and $2,626,000 for the year ended December 31, 2012.  Our revenue was $7,398,000 with net income of $8,493,000 (including net income of $6,903,000 related to the recording of a deferred tax benefit) for the year ended December 31, 2011 as compared to revenue of $33,037,000 and net income of $19,236,000 for the year ended December 31, 2010 (which 2010 revenue and net income were primarily due to achieving a large settlement of a patent litigation in July 2010).  Accordingly, our revenue, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, our ability and timing in consummating future license agreements for our intellectual property assets, the timing and extent of royalty payments received by us from licensees, the timing and our ability to achieve successful outcomes from current and future patent litigation, and the timing and our ability to achieve revenue from future strategic relationships.

The patent monetization cycle is long, costly and unpredictable.

There is generally a significant time lag between acquiring a patent or patent portfolio and recognizing revenue from those patent assets.  During this time lag, significant costs are likely to be incurred which may have a negative impact on our results of operations, cash flow and financial position.  Furthermore, the outcome of our efforts to monetize our patents is uncertain and we may not be successful.

We may need additional financing to implement our strategy and expand our business.

We may need additional equity or debt financing beyond our existing cash to pursue our strategy including the acquisition of additional intellectual property assets or to enter into strategic relationships with third parties to license or monetize their intellectual property.  Any additional financing that we need may not be available and, if available, may not be available on terms that are acceptable to us.  Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from pursuing our intellectual property acquisition strategy or from responding to changing business or economic conditions and could cause us to experience difficulty in withstanding adverse operating results.

We do not intend to pay future dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We have not paid any dividends to our stockholders since 2010. In December 2010, the only time in our history, we paid a special cash dividend of $0.10 per share to holders of our common stock. We do not have any plans to pay dividends in the foreseeable future.  Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.  Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment.  This appreciation may not occur.

Because ownership of our common stock is concentrated, investors may have limited influence on stockholder decisions.

As of April 15, 2015, our executive officers and directors beneficially owned 32.7% of our outstanding common stock.  As a result, these stockholders may be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.  This concentration of ownership will limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Our common stock may be delisted from the NYSE MKT LLC if we fail to comply with continued listing standards.

Our common stock is currently traded on the NYSE MKT under the symbol “NTIP”.  If we fail to meet any of the continued listing standards of the NYSE MKT, our common stock could be delisted from NYSE MKT.  Such delisting could adversely affect the price and trading (including liquidity) of our common stock.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The markets covered by our intellectual property are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards.  The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable.

In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our intellectual property.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard pertaining to PoE.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us for our Remote Power Patent may be adversely impacted.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman, Chief Executive Officer and Chairman of our Board of Directors.  On November 1, 2012, we entered into an employment agreement with Mr. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for three successive one-year terms (unless terminated by us).  The loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects.  We do not maintain key-man life insurance on the life of Mr. Horowitz.

The burdens of being a public company may adversely affect us including our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue its business.  In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to litigation opponents.  We may, from time to time, be required to disclose information that may have a material adverse affect on our litigation strategies. This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

The significant number of options and warrants outstanding may adversely affect the market price for our common stock.

As of April 15, 2015, there were outstanding options and warrants to purchase an aggregate of 3,605,000 shares of our common stock at exercise prices per share ranging from $0.83 to $2.34.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We may seek to raise additional funds, finance intellectual property acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We may elect to raise financing by issuing equity securities, which, if conducted in the future, would materially reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue could have rights superior to the rights of our common stockholders.

Future sales of shares of our common stock may cause the prevailing market price of our shares to decline and could harm our ability to raise additional capital.

We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act of 1933, and may become freely tradable.  We have also registered a substantial number of shares including shares that are issuable upon the exercise of options and warrants.  In addition, if holders of options and warrants choose to exercise their purchase rights and sell shares of common stock in the public market or if holders of currently restricted common stock or registered common stock sell such shares in the public market, or attempt to publicly sell such shares in a short time period, the prevailing market price for our common stock may decline.  Such decline in the price of our common stock may also adversely affect our ability to raise additional capital.

Provisions in our corporate charter and in Delaware law could make it more difficult for a third party to acquire us, could discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions, any of which could adversely affect holders of our common stock.  Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to third parties.

We are also subject to the “anti-takeover” provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price.  These provisions may also limit the ability of stockholders to delay, deter or prevent a change of control, or approve transactions that they may deem to be in their best interests.

Our stock price may be volatile.

The market price of our common stock may be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to successfully enforce and/or defend our Remote Power Patent;

●	our ability to continue to receive material revenue from licensees of our Remote Power Patent;

●	our ability to continue to enter into favorable license agreements with third parties with respect to our Remote Power Patent;

●	our ability to license and monetize our patents besides the Remote Power Patent including the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio;

●	our ability to successfully defend our Mirror Worlds Patent Portfolio and Cox Patent Portfolio;

●	our ability to acquire additional intellectual property;

●	our ability to achieve material revenue and profits;

●	our ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property;

●	our ability to raise capital when needed;

●	sales of our common stock;

●	our ability to execute our business plan;

●	technology changes;

●	legislative, regulatory and competitive developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also have a material and adverse effect on the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  All proceeds from the sale of such shares will be for the accounts of the selling stockholders.  We will receive proceeds from the exercise of the warrants held by the selling stockholders for the 750,000 shares of our common stock included in this prospectus that underlie those warrants.  If the warrants to purchase all those shares are exercised, we would receive proceeds of $1,312,500.  Cash proceeds that we may receive upon exercise of the warrants will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares of our common stock under this prospectus from time to time.  The selling stockholders are not obligated to sell any of the shares offered by this prospectus.  The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

We are registering 4,329,186 shares of our common stock for resale by the selling stockholders.  We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, of which this prospectus is a part, with respect to the resale of:

●
750,000 shares of common stock issuable upon exercise of warrants and 500,000 shares of common stock (issued as a result of exercise of a warrant) issued to three entities in connection with our acquisition of a patent portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) completed on May 21, 2013; and

●	3,079,186 shares of common stock owned by our Chairman and Chief Executive Officer and related parties.

The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions.  Pursuant to Rule 416 under the Securities Act, however, such shares are included in the registration statement of which this prospectus is a part.

The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales.  Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.  None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except that (i) Corey M. Horowitz is our Chairman, Chief Executive Officer and Chairman of our Board of Directors and (ii) Frank Weil, the President and a Managing Member of Recognition Interface, LLC and a co-managing member of Beehive Abacus Managers, LLC, the manager of Sucaba LLC and Sucaba CRUT, LLC, serves as a director of Mirror Worlds Technologies, LLC, our wholly-owned subsidiary formed in May 2013.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)

Recognition Interface, LLC	750,000 (3)	750,000 (3)	0	0%
Sucaba LLC	440,000 (4)	440,000 (4)	0	0%
Sucaba CRUT, LLC	60,000 (5)	60,000 (5)	0	0%
Corey M. Horowitz	7,123,606 (6)	357,302 (7)	4,044,420	16.4%
CMH Capital Management Corp.	2,291,372 (8)	2,291,372 (8)	0	0%
Donna Slavitt	67,471	67,471	0	0%
Logan Zev Horowitz 1999 Trust	120,250 (9)	120,250 (9)	0	0%
Dylan Max Horowitz 1999 Trust	120,250 (9)	120,250 (9)	0	0%
Corey M. Horowitz Custodian for	120,250 (9)	120,250 (9)
Zachary Jordon Horowitz
Horowitz Partners	2,291(10)	2,291(10)	0	0%
__________________

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Technologies, Inc., 445 Park Avenue, Suite 912, New York, New York 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 15, 2015 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 23,451,085 shares of common stock outstanding as of April 15, 2015.

(3)
Includes 750,000 shares of common stock subject to currently exercisable warrants.  Each of Frank A. Weil, Robert Raich and Louis Nemeth, by virtue of being a managing member of Recognition Interface, LLC, has shared power to vote and dispose of the shares of common stock underlying the warrants owned by Recognition Interface, LLC.  The address of Recognition Interface, LLC is 147 East 48th Street, New York, NY 10017.

(4)
Includes 440,000 shares of common stock.  Each of Frank A. Weil, Robert Raich, Honor Lassalle and William Weil, by virtue of being co-managing members of Beehive Abacus Managers, LLC, the manager of Sucaba LLC, has shared power to vote and dispose of the shares of common stock owned by Sucaba LLC.  The address of Sucaba LLC is 147 East 48th Street, New York, NY  10017.

(5)
Includes 60,000 shares of common stock.  Each of Frank A. Weil, Robert Raich, Honor Lassalle and William Weil, by virtue of being co-managing members of Beehive Abacus Managers, LLC, the manager of Sucaba CRUT, LLC, has shared power to vote and dispose of the shares owned by Sucaba CRUT, LLC. The address of Sucaba CRUT, LLC is 147 East 48th Street, New York, NY  10017.

(6)
Includes (i) 3,193,385 shares of common stock held by Mr. Horowitz, (ii) 1,208,337 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,171,372 shares of common stock held by CMH Capital Management Corp., an entity solely owned by Mr. Horowitz, (iv) 120,000 shares of common stock owned by the CMH Capital Management Money Purchase Plan, of which Mr. Horowitz is the trustee, (v) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (v) an aggregate of 360,750 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.  Does not include 41,663 shares of common stock subject to options which are not currently exercisable.

(7)	Includes 357,302 shares of common stock held by Mr. Horowitz.

(8)
Includes 2,171,372 shares of common stock owned by CMH Capital Management Corp. and 120,000 shares of common stock owned by the CMH Capital Management Purchase Plan.  Corey M. Horowitz, by virtue of being the sole officer, director and shareholder of CMH Capital Management Corp. and the trustee of the CMH Capital Management Purchase Plan, has the sole power to vote and dispose of the shares of common stock owned by CMH Capital Management Corp. and the CMH Capital Management Purchase Plan.

(9)
Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts.  Corey M. Horowitz, by virtue of being custodian for Zachary Jordon Horowitz, has the sole power to vote and dispose of such shares.

(10)
Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of our common stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholders will bear all expenses associated with the sale of their common stock including commissions and brokerage fees.

The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

●	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of common stock at any of the following prices:

●	fixed prices that may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; and

●	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the NYSE MKT or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Any shares of common stock offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders with respect to any purchase or sale of shares of common stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.  As of April 15, 2015, we had outstanding 23,451,085 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors standing for election.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, holders of common stock are entitled to receive dividends as and when declared by our Board of Directors out of funds legally available therefor.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, in the event of the liquidation, dissolution or winding up of our company, the holder of each share of common stock is entitled to share equally in the balance of any of the assets of our company available for distribution to stockholders.  Outstanding shares of common stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto.  Holders of common stock have no preemptive rights to purchase pro-rata portions of newly issued common stock or preferred stock.

The 4,329,186 shares of our common stock being registered for resale by the selling stockholders (listed on page 18 of this prospectus) consist of the following shares:

•
750,000 shares of common stock subject to currently exercisable warrants owned by Recognition Interface, LLC (“Recognition”).  Such warrants were issued to Recognition in connection with our acquisition of the Mirror Worlds Patent Portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) on May 21, 2013.  The warrants were issued to Recognition in accordance with our agreement, dated May 21, 2013, with Recognition, as follows:

•	On May 21, 2013, a 5-year warrant to purchase 250,000 shares of common stock at an exercise price of $1.40 per share;

•	On May 21, 2013, a 5-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.10 per share;

•	On July 26, 2013, a 5-year warrant to purchase 125,000 shares of common stock at an exercise price of $1.40 per share; and

•	On July 26, 2013, a 5-year warrant to purchase 125,000 shares of common stock at an exercise price of $2.10 per share.

•
440,000 shares of common stock owned by Sucaba LLC, acquired pursuant to exercise on July 22, 2013 of 60-day warrants to purchase 500,000 shares of common stock, at an exercise price of $2.05 per share, by Abacus & Associates, Inc. (“Abacus”).  At the time of exercise of the warrants, Abacus directed us to issue the 440,000 shares to Sucaba LLC and 40,000 shares to Sucaba CRUT, LLC, both affiliates of Abacus.  The warrants were issued to Abacus on May 21, 2013 in connection with our acquisition of the Mirror Worlds Patent Portfolio and certain other assets of Looking Glass LLC (formerly Mirror Worlds, LLC) and our agreement, dated May 21, 2013, with Recognition.

•	60,000 shares of common stock owned by Sucaba CRUT, LLC, representing the balance of the shares issued as a result of the aforementioned warrant exercise by Abacus on July 22, 2013.

•	357,302 shares of common stock owned by Corey M. Horowitz, our Chairman and Chief Executive Officer, consisting of:

(i) 24,832 shares of common stock issued on March 14, 1996 as a result of conversion of outstanding debt, (ii) 117,138 shares of common stock issued on July 8, 1998 in exchange for cancellation of outstanding warrants and options to purchase an aggregate of 133,471 shares of common stock, (iii) 44,333 shares of common stock in other private transactions prior to the Company’s completion of its initial public offering in October 1998, (iv) 249,724 shares of common stock as a result of a net (cashless) exercise of options (including delivery of shares for withholding taxes) to purchase 750,000 shares in June 2013 at an exercise price of $0.68 per share originally issued to CMH Capital Management Corp. in April 2002 for financial advisory services, and reissued to Mr. Horowitz in April 2010; (v) 79,525 shares of common stock acquired pursuant to a net (cashless) exercise of warrants (including delivery of shares for withholding taxes) to purchase 250,000 shares in October 2013 at an exercise price of $0.68 per share, originally issued to CMH Capital Management Corp. in October 2001 in consideration of financial advisory services, and reissued to Mr. Horowitz in April 2010 (Mr. Horowitz is the sole officer, director and shareholder of CMH Capital Management Corp.); (vi) less aggregate gifts by Mr. Horowitz of 38,250 shares of common stock to two trusts and a custodian account for the benefit of his three children; and (vii) less an aggregate of 120,000 shares of common stock transferred by Mr. Horowitz to the CMH Capital Money Purchase Plan in December 2014.

•
2,171,372 shares of common stock owned by CMH Capital Management Corp. (“CMH”), an entity in which Mr. Horowitz is the sole shareholder, officer and director.  CMH acquired the shares in April 2004 pursuant to an exchange of 1,084,935 shares of our Series E convertible preferred stock as part of an exchange agreement between the Company and its preferred stockholders.  In November 2003, CMH purchased the Series E convertible preferred shares from an unaffiliated third party for a purchase price of $35,000;

•
120,000 shares of common stock owned by the CMH Capital Management Money Purchase Plan, of which Mr. Horowitz is the trustee.  The CMH Capital Money Purchase Plan acquired the shares by a transfer from Mr. Horowitz in December 2014.

•
67,471 shares of common stock owned by Donna M. Slavitt, the wife of Corey M. Horowitz, our Chairman and Chief Executive Officer.  Ms. Slavitt acquired the shares in April 2004, pursuant to an exchange of shares of our Series E convertible preferred stock (which she purchased as part of a private offering of common stock completed in October 2001);

•
An aggregate of 360,750 shares of common stock, 120,250 shares each, owned by the Logan Zev Horowitz 1999 Trust, the Dylan Max Horowitz 1999 Trust and Corey M. Horowitz as custodian for Zachary Jordon Horowitz.  The trusts and the custodian account acquired the shares by gifts on an annual basis from Mr. Horowitz for the benefit of his three children from 2004 to 2014; and

•
2,291 shares of common stock owned by Horowitz Partners.  Horowitz Partners received the shares in 2000 as a result of a distribution of the shares by Security Partners, L.P., an entity of which Corey Horowitz was the general partner.  Mr. Horowitz is a partner of Horowitz Partners, a general partnership.

Preferred Stock

Our Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders.  Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.  Our company has no current plan to issue any shares of preferred stock.

Warrants and Options

As of April 15, 2015, there were outstanding options and warrants to purchase an aggregate of 3,605,000 shares of our common stock at exercise prices ranging from $0.83 to $2.34.

In connection with our acquisition of the patent portfolio and certain other assets of Mirror Worlds, LLC completed on May 21, 2013, we issued to Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) 5-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.40 per share and 5-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $2.10 per share.  On June 3, 2014, we purchased from Looking Glass LLC for a purchase price of $505,000 all of the aforementioned warrants to purchase an aggregate of 1,750,000 shares of our common stock.  Also in connection with the acquisition, we issued to Recognition Interface, LLC (“Recognition”) (i) 5-year warrants to purchase 250,000 shares of our common  stock  at  $1.40  per  share, and (ii) 5-year warrants to purchase 250,000 shares of our common stock at $2.10 per share.  In addition, we issued to Abacus and Associates, Inc. (“Abacus”), an entity affiliated with Recognition, a 60-day warrant to purchase 500,000 shares of our common stock at $2.05 per share.  On July 22, 2013, Abacus exercised the 60 day warrant and, in accordance with our agreement with Recognition, we issued additional 5-year warrants to Recognition consisting of (i) warrants to purchase 125,000 shares at an exercise price of $1.40 per share, and (ii) warrants to purchase 125,000 shares at an exercise price of $2.10 per share.  The shares underlying the warrants issued to Recognition and the shares issued as a result of the exercise of the Abacus warrant are being registered for resale in this prospectus pursuant to a Registration Rights Agreement, dated May 21, 2013, with Recognition.

Transfer Agent

The Transfer Agent for our common stock is American Stock Transfer and Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by the law firm of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York.  Sam Schwartz, a member of such firm, owns 26,084 shares of our common stock.

EXPERTS

Our financial statements as of December 31, 2014 and for the year then ended have been audited by Friedman LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference in this prospectus in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

Our financial statements as of December 31, 2013 and for the year then ended have been audited by Radin, Glass Co., LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference in this prospectus in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED
IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offering described in the Registration Statement, all of which will be borne by us.

SEC registration fee	$0
Legal fees and expenses*	$15,000
Accounting fees and expenses*	$2,500
Miscellaneous expenses*	$1,000
TOTAL	$18,500

*    Estimated.

Item 15.  Indemniﬁcation of Directors and Ofﬁcers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) that are actually and reasonably incurred in connection with an action or proceeding in which they are a party or are threatened to be a party by reason of having been a director or officer of the Company.  In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit.  This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission.  If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect.  In addition, the Bylaws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation.  At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits

No.	Description.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the Registration Statement on Form SB-2 filed on July 22, 1998, and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

23.1*	Consent of Friedman, LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

24*	Power of Attorney (included in signature page).

_______________________________

*  Filed herewith

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)  That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any Purchaser, (i) if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2015.

NETWORK-1 TECHNOLOGIES, INC.

By:	/s/ Corey M. Horowitz
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Corey M. Horowitz and David C. Kahn, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of shares of common stock of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief Executive	April 21, 2015
Corey M. Horowitz	Officer and Chairman of the Board of
Directors (principal executive officer)

/s/ David C. Kahn	Chief Financial Officer and a Director	April 21, 2015
David C. Kahn	(principal financial officer and
principal accounting officer)

/s/ Emanuel Pearlman	Director	April 21, 2015
Emanuel Pearlman

/s/ Niv Harizman	Director	April 21, 2015
Niv Harizman

/s/ Allison C. Hoffman	Director	April 21, 2015
Allison C. Hoffman